FOR IMMEDIATE RELEASE

Loudeye Regains Compliance with Nasdaq Listing Requirements

June 12, 2006 — Loudeye Corp. (Nasdaq: LOUDD), a worldwide leader in business-to-business digital media store services, today announced it has received notification from the Nasdaq Stock Market that the company has regained compliance with the Nasdaq’s minimum bid price rule. Loudeye’s closing stock price has been at or above the minimum bid price requirement of $1.00 for 10 or more consecutive trading days. Accordingly, Loudeye is currently in full compliance with all listing requirements of the Nasdaq Capital Market and Nasdaq’s delisting matter has been closed.

Loudeye announced a one-for-ten reverse split of its common stock on May 23, 2006. As a result, Loudeye’s common stock is trading on a split-adjusted basis under the trading symbol “LOUDD.” for a period of 20 trading days. Beginning June 21, Loudeye’s common stock will resume trading under the symbol “LOUD.”

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions. Loudeye combines innovative services with a broad catalog of licensed digital music and an industry-leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks, including Loudeye’s ability to maintain compliance with Nasdaq listing requirements and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.

Contacts

Media/Public Relations: Karen DeMarco / Gil Lee, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com / glee@mprm.com

Investor relations: Chris Pollak, 206.832.4000, ir@loudeye.com